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                                                                  EXHIBIT 99.1


             ASPEN TECHNOLOGY PRICES $75 MILLION PRIVATE OFFERING
                    OF CONVERTIBLE SUBORDINATED DEBENTURES


CAMBRIDGE, Mass.--June 12, 1998--Aspen Technology, Inc. (NASDAQ: AZPN) today announced that it has agreed to sell $75 million of its 5 1/4% convertible subordinated debentures due June 15, 2005 in an offering to qualified institutional buyers.

The debentures will be convertible into Aspen Technology common stock at a price of approximately $52.97 per share and will be non-callable for a three-year period. The net proceeds of the offering will be used for working capital and other general corporate purposes, which may include acquisitions of or investments in one or more new technologies, products or businesses.

The offering is expected to close on June 17, 1998. Aspen Technology has granted the initial purchasers of the debentures a 30-day option to purchase an additional $11.25 million aggregate principal amount of debentures to cover over-allotments, if any.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities. The securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.